PRINCIPAL VARIABLE CONTRACTS FUND, INC.

PARTICIPATION AGREEMENT

THIS AGREEMENT is made this 14th day of March, 2024 among PRINCIPAL VARIABLE CONTRACTS FUND, INC., an open-end management investment company organized under the laws of the State of Maryland (“PVC”), PRINCIPAL FUNDS DISTRIBUTOR, INC. (“PFDI”), a principal underwriter for the shares of PVC, organized under the laws of the State of Washington, PRINCIPAL GLOBAL INVESTORS, LLC, the investment adviser to each mutual fund series of PVC (“Adviser”), and NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION, a life insurance company organized under the laws of the State of Delaware (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A (the “Accounts”).

W I T N E S S E T H:

WHEREAS, PVC is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and PVC has registered its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, PVC desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with PVC (the “Participating Insurance Companies”); and

WHEREAS, PVC issues shares of capital stock, divided into several series of shares (the “Funds”), each Fund representing an interest in a particular managed fund of securities and other assets; and

WHEREAS, PVC is able to rely on an order from the SEC granting Participating Insurance Companies and their variable annuity and variable life insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of PVC for which PFDI is principal underwriter to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans as defined in Treas. Reg. §1.817-5(3)(iii) (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order” or the “Exemptive Order”); and

WHEREAS, PFDI is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company desires to utilize shares of Funds of PVC identified on Schedule A as agreed to by the parties (the “‘Funds”) as an investment vehicle for the variable life insurance and/or variable annuity contracts issued by the Company (collectively, the “Contracts”) funded by the Accounts;

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I.

Sale of PVC Shares

1.1. PVC shall make shares of the Funds available to the Accounts at the net asset value next computed after receipt of such purchase order by PVC (or its agent), as established in accordance with the provisions of the then-current prospectus of PVC. Shares of a particular Fund of PVC shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Board of Directors of PVC (the “Board”) may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the directors of PVC (the “Directors”) acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

1.2. PVC will redeem any full or fractional shares of any Fund when requested by the Company on behalf of an Account in cash at the net asset value next computed after receipt by PVC (or its agent) of the request for redemption in good order in accordance with the provisions of the then-current prospectus of PVC to the extent not inconsistent with this Agreement.

1.3. For the purposes of Sections 1.1 and 1.2, PVC hereby appoints the Company as its agent for the limited purpose of receiving purchase and redemption orders resulting from investments in and payments under the Contracts. Receipt by the Company shall constitute receipt by PVC provided that (i) such orders are received by the Company in good order prior to the time the net asset value of each Fund is determined in accordance with its prospectus and (ii) PVC receives written (or facsimile) notice of such orders by 9:00 a.m. New York time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which PVC calculates the net asset value of its applicable Funds pursuant to the rules of the SEC.

1.4. Purchase orders that are transmitted to PVC in accordance with Section 1.3 shall be paid for by the Company no later than 4:00 p.m. New York time on the same Business Day that PVC receives notice of the order. If payments will not be received by 4:00 p.m. New York time, the Company will provide advance notice to PFDI with the delayed expected delivery timing of the same Business Day payment. PVC shall pay and transmit the proceeds of redemption orders that are transmitted to PVC in accordance with Section 1.3 no later than 4:00 p.m. New York time on the same Business Day that PVC receives notice of the redemption, except that PVC reserves the right to postpone payment upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder. Payments by the Company for the purchase of shares of the Funds by its Accounts and payments by PVC of the proceeds of the redemption of shares of the Funds by such Accounts may be netted against one another on any Business Day for the purpose of determining the amount of any wire transfer on that Business Day. Payments shall be made in federal funds transmitted by wire.

1.5. Issuance and transfer of PVC’s shares will be by book entry only. Share certificates will not be issued to the Company or the Accounts. Shares purchased from PVC will be recorded in an appropriate title for the relevant Account or the appropriate sub-account of each Account.

1.6. PFDI shall furnish same day notice (by electronic communication or telephone, followed by electronic confirmation) to the Company of any income dividends or capital gain distributions payable on a Fund’s shares. On the ex-dividend date, or if not a Business Day on the first Business Day thereafter, PFDI shall notify the Company of the actual amount of dividend or distribution payable per share. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Fund’s shares in additional shares of that Fund at the ex-dividend date net asset values. PFDI shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.7. PFDI shall make the closing net asset value per share for each Fund available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. New York time. In the event of an error in the computation of a Fund’s net asset value per share (“NAV”) or any dividend or capital gain distribution (as determined under SEC guidelines) (each, a “pricing error”), the Fund shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share, and the Adviser and/or PFDI shall bear the cost of correcting such errors and shall reimburse the Company for any expenses incurred related to correction of the net asset value (including correcting Contract owner accounts). PFDI or PVC shall notify the Company as soon as possible after discovery of the error. Such notification may be oral but shall be confirmed promptly in writing. At PFDI’s cost and expenses, the Company shall use reasonable efforts to assist PVC in adjusting the number of shares purchased or redeemed in accordance with PVC’s net asset value correction procedures as in effect from time to time. PVC’s NAV correction procedures currently in effect are attached as Exhibit 1.

1.8 Each Business Day, after it has received electronic notice of the Company’s orders for purchasing and redeeming Fund shares, PFDI shall send the Company an electronic notice or other communication confirming such orders and listing the closing net asset value for the prior Business Day.

1.9. PVC agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans (to the extent permitted by the Mixed and Shared Funding Exemptive Order). The Company agrees that PVC shares will be used only for the purposes of funding the Contracts and Accounts, and it will perform the obligations of a

Participating Insurance Company under the Mixed and Shared Funding Exemptive Order. No shares of any series of the Fund will be sold to the general public.

1.10. PVC agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.10 and Article IV of this Agreement.

1.11. Upon 30 days’ advance written notice from Company to PVC, Company may add Contracts and/or Accounts that may utilize the agreed upon Funds of PVC. PVC will be deemed to have accepted Company’s request to add Contracts and/or Accounts if PVC accepts orders for the purchase of shares of the Funds by these newly added Contracts and/or Accounts.

ARTICLE II.

Obligations of the Parties

2.1. PVC shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, materials (or similar materials such as voting instruction solicitation materials), prospectuses, profiles (if any) and statements of additional information of PVC. PVC shall bear the costs of registration and qualification of its shares, preparation and filing or the documents listed in this Section 2.1. and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2. At the option of the Company, PVC shall either (a) provide the Company (at PVC’s expense) with as many copies of PVC’s current summary and statutory prospectuses, statement of additional information, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a copy of such documents in an electronic format that is suitable for website posting in accordance with the parameters of Rule 498A, suitable for being sent to the financial printer, capable of being printed on paper, and capable of being permanently retained free of charge in an electronic format. PVC shall also provide the Company with such other assistance as is reasonably necessary in order for the Company once each year (or as often as is required by the SEC) to have the prospectus for the Contracts and the prospectus or profile (if any) for the Funds printed together in one document. The prospectus, profile (if any) and statement of additional information provided by PVC shall relate either to all funds of PVC or only the Funds of PVC, as the Company shall reasonably request. PVC (at its expense) shall provide the Company with copies of any PVC-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners. PVC shall provide the summary and statutory prospectuses and the SAI by a specified date as mutually agreed upon by PVC and the Company but no later than 3 business days prior to May 1 of each year. PVC shall provide the annual and semi-annual reports to shareholders on a timely basis for mailing and posting pursuant to the relevant securities laws. PVC, on a best-efforts basis, will seek to provide the annual and semi-annual reports to shareholders no later than the 57th day after the relevant reporting period.

2.3. PVC shall bear the costs of printing PVC’s prospectus, profile (if any), statement of additional information, shareholder reports and other shareholder communications (including sales literature) which are to be distributed to owners of and applicants for Contracts for which PVC is serving or is to serve as an underlying investment vehicle. The Company shall bear the costs of distributing such materials to such owners and applicants. In addition, the Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

2.4. The Company shall furnish, or cause to be furnished, to PVC (or its designee), a copy of the Contract prospectus and statement of additional information in which PVC or PFDI is first named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to PVC (or its designee) a copy of each subsequent Contract prospectus and statement of additional information in which PVC or PFDI is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to PVC or PFDI. PVC may, in its reasonable discretion, request that the Company modify any references to PVC or PFDI in subsequent filings. The Company shall furnish, or shall cause to be furnished, to PVC (or its designee), each piece of sales literature or other promotional material in which PVC or PFDI is named, at least five Business Days prior to its use or concurrently with the filing of such document with FINRA, whichever is greater. No such material shall be used if PVC (or its designee) reasonably objects to such use within five Business Days after receipt of such material.

2.5. PVC shall furnish, or cause to be furnished, to the Company (or its designee), a copy of any initial PVC prospectus and statement of additional information in which the Company is first named prior to the filing of such document with the SEC. PVC shall furnish, or shall cause to be furnished, to the Company (or its designee) a copy of each subsequent PVC prospectus, profile (if any) and statement of additional information in which the Company is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to the Company. The Company may, in its reasonable discretion, request that PVC modify any references to the Company in subsequent filings. PVC shall furnish, or shall cause to be furnished, to the Company (or its designee) each piece of sales literature or other promotional material in which the Company is named, at least five Business Days prior to its use or concurrently with the filing of such document with FINRA, whichever is greater. No such material shall be used if the Company (or its designee) reasonably objects to such use within five Business Days after receipt of such material.

2.6. The Company shall not give any information or make any representations or statements on behalf of PVC or PFDI or concerning PVC or PFDI in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or profile (if any) for PVC shares (as such registration statement, profile (if any) and prospectus may be amended or supplemented from time to time), reports of PVC, PVC-sponsored proxy statements, or in sales literature or other promotional material approved by PVC or its designee or PFDI, except as required by legal process or regulatory authorities or with the written permission of PVC or its designee or PFDI.

2.7. Neither PVC nor PFDI shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

2.8. PVC or PFDI will provide the Company with as much advance notice as is reasonably practicable and permitted by applicable law, of any material change affecting the Funds (including, but not limited to, any material change in its registration statement or prospectus affecting the Funds and any proxy solicitation sponsored by PVC or PFDI affecting the Funds) and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them when reasonably practicable in the view of PVC in conjunction with regular annual updates of the prospectus for the Contracts.

2.9. PVC and PFDI agree to maintain a blanket fidelity bond or similar coverage for the benefit of PVC in an amount not less than the minimum coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time under the 1940 Act. The bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10. With the exception of holders of interests in an unregistered separate account (relying on Section 3(c)(11) of the 1940 Act and) holding Fund shares, so long as, and to the extent that, the SEC interprets the 1940 Act to require pass-through voting privileges for variable Contract owners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts which are registered as investment companies under the 1940 Act, in shares of PVC. PVC shall require all Participating Insurance Companies to calculate voting privileges in a consistent manner, and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by PVC. The Company will vote shares of PVC held by an Account and for which no timely voting instructions from Contract owners are received, as well as shares that it owns directly or indirectly through an Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for PVC shares held by Contract owners without the prior written consent of PVC, which consent may be withheld in PVC’s sole discretion, except in the event that the Company determines, in reliance on an opinion of counsel, that a proxy proposal would result in a violation of applicable insurance laws.

2.11. The Company acknowledges that the Funds are intended for long-term investment purposes and not for “market timing” or other forms of excessive short-term trading, represents and warrants that it has adopted policies and procedures reasonably designed to identify and curtail excessive short-term trading in interests in the Accounts, agrees to furnish PVC such information as may be reasonably requested to permit its Board to consider such policies and procedures and further agrees to cooperate with PVC in implementing any policies and procedures adopted by PVC to identify and curtail excessive short-term trading in shares of the Funds of PVC in which the Accounts may invest.

ARTICLE III.

Representations and Warranties

3.1. The Company represents and warrants that it is a life insurance company duly organized or existing and in good standing under applicable law and has legally and validly established and will maintain each Account as a segregated asset account under relevant state insurance law.

3.2. The Company represents and warrants that: (1) each of the Accounts has been registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated asset account for its variable annuity or variable life contracts, including the Contracts, or alternatively has not been registered in proper reliance upon an exclusion from registration under the 1940 Act; (2) the Accounts comply, and will continue to comply, in all material respects with applicable requirements of the 1940 Act and the rules thereunder; (3) the Accounts’ 1933 Act registration statements relating to the Contracts, together with any amendments thereto, will at all times comply in all materials respects with the requirements of the 1933 Act and the rules thereunder; (4) the prospectus for each Contract will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder; and (5) each purchase of Fund shares it submits pursuant to this Agreement will be a purchase by an Account to fund benefits under a variable insurance product or other product clearly permissible under Mixed and Shared Funding Exemptive Order.

3.3. The Company represents and warrants that the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that in all material respects the Contracts or interests in the Accounts comply with, and will be issued and sold in compliance with, all applicable federal and state laws.

3.4. The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as annuity or life insurance contracts under applicable provisions of the Code and agrees that it will make every effort to maintain such treatment and will notify PVC immediately upon having a reasonable basis for believing that its Contracts or any of them have ceased to be so treated or might not be so treated in the future; provided, however, that the Company makes no representation or undertaking regarding any Contract to the extent such representation or undertaking is dependent on compliance by each Fund with the requirements of Subchapter M and Section 817(h) of the Code, the regulations thereunder, or any successor provision. The Company further represents and warrants that each purchase of shares that it submits with regard to a Fund will be a purchase by an Account, and that no such shares shall subsequently be transferred by such Account. Within 30 days after requested by PVC (but not more often than quarterly), the Company shall provide to PVC a written certification that each purchase of shares it has submitted with regard to a Fund has been in compliance with the immediately preceding sentence of this Section 3.4. The Company shall not be required to provide PVC with a written certification unless PVC has provided the Company with a written explanation as to the business need for the written certification. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

3.5. The Company represents and warrants that it has adopted and implemented, and will maintain, internal controls reasonably designed to prevent the Company from aggregating orders for the purchase or redemption of shares of a Fund received before the time the net asset value of a Fund is determined in accordance with its prospectus with orders received after that time and to minimize errors that could result in late transmissions of orders to a Fund and agrees to furnish PVC such information as may be reasonably requested to permit its Board to consider such controls.

3.6 The parties represent and warrant that they are currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, the parties represent and warrant that they have adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

3.7 The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

3.8  (a) The Company agrees to cooperate with all reasonable requests by the Funds with respect to discouraging, monitoring and terminating patterns of trading that the Fund deems disruptive, including providing as requested the Taxpayer Identification Number (“TIN”), if known, of any and all Contract owner(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Contract owner(s) or account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of the Fund shares held through an Account maintained by the Company.

(i) The Funds may request such transaction information older than three (3) months from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. If the Company provides the Funds a daily feed, unless otherwise directed by the Funds, the Company agrees to provide the information specified in this Section 3.8(a) for each trading day.

(ii) The Company agrees to transmit the transaction information that is on its books and records to the Funds or the Funds’ designees promptly, but in any event not later than five (5) business days, upon the conclusion of the period covered by the information. If the transaction information is not on the Company’s books and records, the Company agrees to use reasonable efforts to: (A) use reasonable efforts to promptly obtain and transmit the requested information; (B) use reasonable efforts to obtain assurances from the Contract owner that the requested information will be provided to the applicable Funds promptly; or (C) if directed by the Funds, restrict or prohibit further purchases of applicable Fund shares from such Contract owner(s). In such instance, the Company agrees to inform the Funds whether it plans to perform

(A) or (B) and, if directed by the Funds the Company will perform (C). Responses required by this sub-Section must be communicated in writing and in a format mutually agreed upon by the parties.

(iii) The Funds agrees not to use the information received pursuant to this Section 3.8(a) for marketing or any other similar purpose without the Company’s prior written consent.

(b) The Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of shares by any Contract owner(s) identified by a Fund as having engaged in transactions of such shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

(i)

Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Contract owner or other agreed upon information to which the instruction relates.

(ii)	The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt by the Company of the instructions.

(iii)

The Company must provide written confirmation to the applicable Fund(s) that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

 (c) For purposes of this Section 3.8:

(i)	The term “Fund” includes PFDI and the applicable transfer agent of the Funds but does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)	The term “Contract owner” means holder of interests in a variable annuity or variable life insurance Contract issued by the Company.

(iii)	The term “written” includes electronic writings and facsimile transmissions.

3.9. PVC represents and warrants that it is and will remain duly organized and validly existing under the laws of the State of Maryland. PVC represents and warrants that it is registered under the 1940 Act and that it does and at all times will comply, in all material respects, with the 1933 and 1940 Acts and the rules and regulations thereunder.

3.10. PVC represents and warrants that PVC shares offered and sold pursuant to this Agreement are registered under the 1933 Act and will be issued and sold in compliance in all material respects with all applicable federal and state laws. PVC represents and warrants that PVC’s operations and that of each of the Funds, are and shall at all times comply with applicable federal and state law. PVC represents and warrants that its registration statement and the prospectuses for the Funds contain no material misstatements or omissions and will at all times comply in all material respects with the requirements of applicable securities laws. PVC shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. PVC shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by PVC.

3.11. PVC represents and warrants that the investments of each Fund will comply with the diversification requirements set forth in Section 817(h) of the Code and the rules and regulations thereunder for segregated asset accounts relating to variable life insurance policies and variable annuity contracts.

3.12. With respect to its Class 2 shares, PVC has adopted plans pursuant to Rule 12b-l under the 1940 Act (“Rule 12b-1 Plan”) under which it makes payments to finance distribution and other permitted expenses. PVC represents and warrants that a majority of its Directors are not interested persons of PVC, and that each of its Rule 12b-l Plans to finance distribution expenses of its Class 2 shares has been, and that any changes to those Rule 12b-l Plans will be, approved in accordance with Rule 12b-l under the 1940 Act.

3.13. PFDI represents and warrants that it is and will remain a member in good standing of FINRA and is registered as a broker-dealer with the SEC. PFDI further represents that it will sell and distribute PVC shares in accordance with all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

3.13A. The Adviser represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization; it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws; and that it will perform its obligations for the Fund in accordance in all material respects with the laws of the State of Delaware and any applicable state and federal securities law.

3.14. Each party will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the other parties to this Agreement and their affiliates.

3.15. In addition, PVC and PFDI shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Company (as the terms “consumer” and “customer” are defined in Rule 3(g) and 3(j), respectively, of Regulation S-P of the Securities and Exchange Commission) (“Confidential Information”), other than to carry out the functions contemplated by this Agreement. The foregoing obligation of confidentiality shall not extend to any portion of the Confidential Information that is, or becomes, generally available to the general public from: (a) federal, State or local governmental records, (b) widely distributed media available to the general public, or (c) disclosures to the general public that are required to be made by federal, State or local law.

3.16 The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Fund or portfolio thereof has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against a Fund or PFDI or its affiliates as a result of such a failure or alleged failure:

(a) The Company shall promptly notify PVC and PFDI of such assertion or potential claim;

(b) The Company shall consult with PVC and PFDI as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c) Whenever possible, the Company shall use its reasonable best efforts to minimize any liability of PVC, PFDI and its affiliates resulting from such failure, including, without limitation, demonstrating, with the good faith assistance of PVC, PFDI and its affiliates, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d) Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to PVC and PFDI (together with any supporting information or analysis) within at least two (2) business days prior to submission;

(e) The Company shall provide PVC, PFDI and its affiliates with such cooperation as PVC and PFDI shall reasonably request (including, without limitation, by permitting PVC, PFDI and its affiliates to review the relevant books and records of the Company) in order to facilitate review by PVC, PFDI and its affiliates of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f) The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against PVC (or any Fund), PFDI and its affiliates (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of PVC and PFDI, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless PVC or PFDI shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the applicable Fund(s) or PFDI shall bear the costs and expenses of such appeal, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

3.17. PVC represents and warrants that, at all times, it will sell its shares and invest its assets in such a manner as to ensure that the Contracts will comply with the investor control doctrine as set forth under the Code, Treasury Regulations, and the applicable IRS rulings.

3.18. PVC represents and warrants that it has adopted a compliance program in accordance with Rule 38a-1 under the 1940 Act, which includes appointing a Chief Compliance Officer (“CCO”) for PVC. The CCO is responsible for monitoring the operation of PVC’s compliance program, and for reviewing the compliance programs of service providers to the Trust covered under Rule 38a-1.

3.19. PVC represents and warrants that each Fund is currently qualified as a regulated investment company under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (“Code”) and PVC shall maintain such qualification. PVC shall notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future. PVC and PFDI acknowledge that compliance with Subchapter M is an essential element of compliance with the diversification requirements of Section 817(h) of the Code by segregated asset accounts of the Company that are invested in a Fund.

3.20. PVC represents and warrants that for each quarter each Fund does and will, at all times, comply with the requirements of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for segregated asset accounts relating to variable life insurance policies and variable annuity contracts. PVC shall notify the Company immediately upon having a reasonable basis for believing that any Fund has ceased or might cease to so comply. In addition, PVC and Adviser will immediately take such steps as may reasonably be necessary to adequately diversify the applicable Funds to achieve compliance.

3.21. PVC shall provide via a posting on its website the Company or its designee with reports certifying compliance with the aforesaid Subchapter M qualification and Section 817(h) diversification requirements on a quarterly basis within 30 business days from the end of the quarter.

ARTICLE IV.

Potential Conflicts

4.1. The parties acknowledge that PVC’s shares may be made available for investment to other Participating Insurance Companies and to Qualified Plans. In such event, the Board will monitor PVC for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and Qualified Plan investors. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners and Qualified Plan participants; (f) a decision by an insurer to disregard the voting instructions of contract owners; or (g) a decision by a Qualified Plan to disregard participant voting instructions. PVC shall promptly inform the Company if the Board determines that an irreconcilable material conflict exists and the implications thereof.

4.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Exemptive Order by providing the Board with all information reasonably necessary for the Directors to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

4.3. If it is determined by the Board, or a majority of the disinterested Directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with Qualified Plans to the extent applicable and other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Board) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from PVC or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another fund of PVC, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. The Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out with a view only to the interests of the owners of the Contracts. No charge or penalty will be imposed by PVC on the Company as a result of any withdrawal outlined above.

4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at PVC’s election, to withdraw the affected Account’s investment in PVC and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Any such withdrawal and termination must take place within six (6) months after PVC gives written notice that this provision is being implemented. Until the end of such six (6) month period, PVC shall continue to accept and implement orders by the Company for the purchase and redemption of shares of PVC upon the terms set forth above.

4.5. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in PVC and terminate this Agreement with respect to such Account within six (6) months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six (6) month period, PVC shall continue to accept and implement orders by the Company for the purchase and redemption of shares of PVC upon the terms set forth above.

4.6. For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contact owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in PVC and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Directors.

4.7. The Company shall at least annually submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the duties imposed upon it by the Mixed and Shared Funding Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Board.

4.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then PVC and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

4.9. The Company will maintain at its home office available to the SEC a list of its officers, directors and employees who participate directly in the management and administration of any separate account organized as a unit investment trust or of any Fund, which individuals will continue to be subject to the automatic disqualification provisions of Section 9(a) of the 1940 Act.

4.10. PVC hereby notifies the Company that it may be appropriate to include in prospectuses for the Contracts disclosure regarding potential conflicts as described in Section 4.1 of this Agreement.

4.11 The parties acknowledge that the provisions of Article IV, as well as other provisions of this Agreement, have been included for purposes of implementing the terms and conditions of the Mixed and Shared Funding Exemptive Order. They agree that the terms and conditions of the Mixed and Shared Funding Exemptive Order shall govern to the extent they address matters not covered by this Agreement or may be inconsistent with the provisions of this Agreement. The parties acknowledge that the terms and conditions of the Mixed and Shared Funding Exemptive Order are noted in the notice and order issued by the Securities and Exchange Commission with respect to the Mixed and Shared Funding Exemptive Order (Release Nos. IC-27852 (June 18, 2007) (notice) and IC 27887 (July 17, 2007) (order).

ARTICLE V.

Indemnification

5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless PVC, PFDI, its affiliates, and each of their directors, officers, employees and agents and each person, if any, who controls PVC or PFDI within the meaning of Section 15 of the 1933 Act

(collectively, the “Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus or profile (if any) for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of Adviser, PVC or PFDI for use in Company Documents or otherwise for use in connection with the sale of the Contracts or PVC shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from PVC Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or PVC shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in PVC Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to Adviser, PVC or PFDI by or on behalf of the Company; or

(d) arise out of or result from any failure by the Company to perform its obligations under this Agreement; or

(e) arise out of or result from any material breach of any representation/and or warranty made by the Company or arise out of or result from any other material breach of this Agreement and specifically including, without limitation, Section 3.4 and Section 3.16.

5.2. Indemnification by PFDI and Adviser. PFDI and Adviser jointly and severally agree to indemnify and hold harmless the Company and each of its affiliates, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of, as the case may be, the Adviser and/or PFDI) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in correction therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for PVC (or any amendment or supplement thereto) (collectively, “PVC Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to PVC by or on behalf of the Company for use in PVC Documents or otherwise for use in connection with the sale of the Contracts or PVC shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of Adviser, PVC or PFDI or persons under their control, with respect to the sale or acquisition of the Contracts or PVC shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of Adviser, PFDI or PVC; or

(d) arise out of or result from any failure by Adviser, PVC or PFDI to provide the services or furnish the materials required under the terms of this Agreement; or

(e) arise out of or result from any material breach of any representation and/or warranty made by Adviser, PVC or PFDI in this Agreement or arise out of or result from any other material breach of this Agreement by Adviser. PVC or PFDI (including a failure whether unintentional, or in good faith, or otherwise, to comply with the diversification and other qualification requirements specified in Article II of this agreement).

5.3. None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

5.4. None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other parties in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified

Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

5.5. In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI.

Termination

6.1 This Agreement shall terminate as to the sale and issuance of new Contracts:

(a) at the option of any party, for any reason upon ninety (90) days advance written notice to the other parties, unless a shorter time period is agreed to in writing by the parties to this Agreement;

(b) at the option of the Company, upon one-week advance written notice to PVC, if PVC shares are not reasonably available to meet the requirements of the Contracts as determined by the Company;

(c) at the option of the Company, immediately by written notice to Adviser, PVC or PDFI, upon institution of formal proceedings against Adviser, PVC or PFDI, by FINRA, the SEC, or any other regulatory body that are deemed by the Company to materially affect the performance of the obligations under this Agreement;

(d) at the option of PVC or PFDI, immediately by written notice to Company, upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Accounts, or the Company by FINRA, the SEC, or any other regulatory body that are deemed by PVC or PFDI to materially affect the performance of the obligations under this Agreement;

(e) upon the requisite vote of Contract owners having the right to give voting instructions with respect to PVC Shares, or necessary regulatory approval to substitute for PVC’s shares the shares of another investment company in accordance with the terms of the applicable Contacts. The Company will give forty-five (45) days written notice to PVC of any proposed substitution or vote to replace PVC’s shares. PVC and PFDI shall cooperate with the Company in connection with such application;

(f) upon assignment (as defined in Section 2(a)(4) of the 1940 Act) of the Agreement, unless no other parties hereto object to the assignment upon being given notice of the assignment;

(g) at the option of the Company, if PVC’s shares are not registered, issued, or sold in conformance with Federal law or such law precludes the use of PVC’s shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt written notice shall be given by each party should such situation occur;

(h) by any party to the Agreement by prompt written notice to the other party upon a determination by a majority of the Board of PVC, or a majority of its disinterested Directors, that an irreconcilable material conflict exists;

(i) at the option of PVC or PFDI, by prompt written notice to Company, if the Contracts cease to, qualify as annuity contracts or life insurance contracts, as applicable, under the Code or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law;

(j) at the option of the Company, by prompt written notice to PVC and PFDI, if the need for substitution of the shares of another investment company, pursuant to Section 26(c) of the 1940 Act, arises out of PVC’s failure to have its shares registered, issued or sold in conformance with federal law, including applicable tax law, the expenses of obtaining such order shall be reimbursed by PFDI. PVC and PFDI shall cooperate with the Company in connection with such application; or

(k) at the option of the Company, by prompt written notice to PVC with respect to any Fund, in the event that such Fund ceases to qualify as a regulated investment company under Subchapter M, or fails to comply with the Section 817(h) diversification requirements specified in Article II hereof.

(l) termination by PVC or PFDI, by prompt written notice to Company, if PVC or PFDI shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Company and/or its affiliated companies; but no such termination shall be effective under this subsection (l) until the Company has been afforded a reasonable opportunity to respond to a statement by PVC or PFDI concerning the reason for notice of termination hereunder; or

(m) termination by the Company, by prompt written notice to PVC or PFDI, if the Company shall determine, in its sole judgment exercised in good faith, that PVC or PFDI, or an investment adviser to PVC (other than a non-affiliated sub-adviser) and/or any of their affiliated companies has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of PVC or PFDI; but no such termination shall be effective under this subsection (m) until PVC or PFDI have been afforded a reasonable opportunity to respond to a statement by the Company concerning the reason for notice of termination hereunder.

6.2 Notwithstanding any termination of this Agreement, PVC shall, at the option of the Company, continue to make available additional shares of PVC (or any Fund) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement. This Section 6.2 shall not apply to any terminations under Article IV of this Agreement. Terminations under Article IV shall be governed by that Article.

6.3 The provisions of Articles III and V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.10 shall survive the termination of this Agreement as long as shares of PVC are held on behalf of Contract Owners in accordance with Section 6.2. Specifically, without limitation, the owners of any existing Contracts shall, subject to the terms and conditions of this Agreement and the PVC prospectus, be permitted to transfer or reallocate investment under the Contracts, redeem investments in any Fund and/or invest in PVC upon the making of additional premium payments under the existing Contracts.

ARTICLE VII

Notices

Any notice required under this Agreement shall be sufficiently given when sent by registered or certified mail, by facsimile transmission (provided that a copy is also sent by registered or certified mail) or by a nationally recognized overnight delivery service, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to PVC, the Adviser, or PFDI:

Principal Funds Distributor, Inc.

Principal Variable Contracts Fund, Inc.

620 Coolidge Dr., Suite 300

Folsom, CA 95630

Attention: President

with a copy to:

Principal Variable Contracts Fund, Inc.

711 High Street

Des Moines, Iowa 50392-0300

Attention: Law Department

If to the Company:

New York Life Insurance and Annuity Corporation

Office of General Counsel – 10SB

51 Madison Avenue

New York, NY 10010

Attention: Variable Products Attorney

ARTICLE VIII.

Unregistered Separate Accounts

Pursuant to Section 12(d)(1)(E) of the 1940 Act, the Company will comply with the following conditions for it to hold shares of any Fund in one or more unregistered separate accounts that is an investment company:

8.1. The Company represents that either the Company or the principal underwriter of any unregistered separate account holding Fund shares is a broker or dealer registered under the 1934 Act or is controlled (as defined in the 1940 Act) by a broker or dealer registered under the 1934 Act.

8.2. The Company will not hold any other investment security (as defined in Section 3 of the 1940 Act) in the corresponding subaccount of an unregistered separate account that holds shares of a Fund.

8.3. The Company will seek instructions from holders of interests in an unregistered separate account (which is relying on either Section 3(c)(1) or Section 3(c)(7) of the 1940 Act) holding Fund shares with regard to the voting of all proxies solicited in connection with a Fund and will vote those proxies only in accordance with those instructions, or the Company will vote Fund shares held in its unregistered separate accounts in the same proportion as the vote of all of the Fund’s other shareholders.

8.4. The Company will not substitute another security for shares of a Fund held in an unregistered separate account without obtaining regulatory approval of the substitution to the extent required by applicable law.

ARTICLE IX.

Miscellaneous

9.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

9.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

9.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

9.4. This Agreement shall be construed, and the provisions hereof interpreted, under and in accordance with the laws of State of Iowa.

9.5. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

9.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any, and all, rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

9.7. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

9.8. Neither this Agreement nor any rights or obligations hereunder may be assigned by a party without the prior written approval of the other parties.

9.9. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the parties, unless otherwise noted in this Agreement.

9.10 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

9.11 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish any applicable state insurance department as may apply with any information or reports in connection with services provided under this Agreement which may be requested by the state in order to ascertain whether the variable annuity operations of the Company are being conducted in a manner consistent with any applicable law or regulations.

ARTICLE X.

Compensation

10.1. In consideration for the services provided by Company pursuant to this Agreement, PFDI agrees to pay Company, for the Class 2 shares of each Fund listed in Schedule B, the 12b-1 fee at the rate listed in the then-current Fund prospectus for such Class and as disclosed in Schedule B, calculated as an annualized percentage of the average daily net asset value of the Class 2 shares owned by the Account for the period in which such fees were earned. To the extent that the 12b-1 fee changes, as disclosed in the then-current Fund prospectus, Schedule B will automatically be updated with advance written notice to Company.

10.2. In consideration of the services provided by the Company pursuant to this Agreement, PFDI agrees to pay Company, for the Class 1 and Class 2 shares of each Fund identified on Schedule C, the fee (in addition to the fees covered in Section 10.1) at the rate listed in Schedule C for such Class (the “Other Fee”), calculated as an annualized percentage of the average daily net asset value of the respective Class 1 and Class 2 shares owned by the Account for the period in which such fees were earned. This Other Fee is not paid from Fund assets but from the profits of PFDI or another affiliate.

10.3. Upon termination of the Agreement, PFDI will no longer be obligated to pay to the Company the compensation disclosed in Section 10.1 above. PFDI will be obligated to pay to the Company the compensation disclosed in Section 10.2 above for a period of twelve months after the Agreement’s termination to the extent assets under the Contracts remain invested in the Funds.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as the date and year first above written.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	/s/ Matthew Williams
Name:	Matthew Williams
Title:	Vice President

PRINCIPAL VARIABLE CONTRACTS FUND, INC.

By:	/s/ Adam Shaikh
Name:	Adam U. Shaikh
Title:	Vice President, Assistant General Counsel, and Assistant Secretary

PRINCIPAL FUNDS DISTRIBUTOR, INC.

By:	/s/ Dina Sullivan
Name:	Dina Sullivan
Title:	Assistant Vice President

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ Justin Lange
Name:	Justin T. Lange
Title:	Chief Compliance officer - Principal Asset Managment

By:	/s/ Colin Pennycooke
Name:	Colin Pennycooke
Title:	Assistant General Counsel

Schedule A

Separate Accounts

Name of Separate Account

NYLIAC Variable Annuity Separate

Account — I

NYLIAC Variable Annuity Separate

Account — II

NYLIAC Variable Annuity Separate

Account — III

NYLIAC Variable Annuity Separate

Account — IV

NYLIAC Variable Universal Life

Separate Account — I

NYLIAC Corporate Sponsored Variable

Universal Life Separate Account — I

NYLIAC Private Placement Variable

Universal Life Separate Account — I

NYLIAC Private Placement Variable

Universal Life Separate Account — II

Name of Fund

Real Estate Securities Account

Schedule B

Fund Share Classes and 12b-1 Fee Compensation

Share Class of Real Estate Securities Account	12b-1 Fee (bps)
Class 1	[ ]
Class 2	[ ]

In exchange for the 12b-1 fee compensation, the Company agrees to assist PFDI, as PFDI may request from time to time, with the provision of certain services to the Funds as they may relate to the potential investment in the Funds by the Accounts. These services may include, without limitation:

•	the distribution of sales literature to prospective Contract owners of Fund shares;
•	the distribution of prospectuses and statements of additional information of the Fund and reports to recipients other than existing Contract owners of the Fund;
•	the provision of information with respect to marketing and promotional activities as PFDI may, from time to time, reasonably request;
•	the provision of training, marketing, and support to licensed agents of the Company with respect to the sale of Fund shares to Contract owners;
•	responding to inquiries from prospective Contract owners of Fund shares, including distributing prospectuses, statements of additional information, and shareholder reports;
•	answer questions from prospective Contract owners about Fund shares;
•	furnishing information as to the status of Contract owner accounts;
•	responding to telephone and written inquiries from Contract owners and
•	the provision of other Contract owners services as may be agreed upon from time to time.

The 12b-1 fee compensation will be payable monthly. At the end of each month, the Company will rely on PFDI to compute the amount payable on the basis set forth using PFDI books and records. PFDI will provide Company with a summary statement showing its calculation of the amount payable for such month, including the total billable assets based on a monthly average and billable rate by fund name, share class and CUSIP. PFDI will remit payment by wire within 30 business days following each month end. Company may dispute in writing the calculation for up to 90 days after payment is received by Company. The parties agree to work together to resolve such disputes.

Schedule C

Fund Share Classes and Other Fee Compensation

Share Class of Real Estate Securities Account	Other Fee (bps)
Class 1	[ ]
Class 2	[ ]

In exchange for the Other Fee, the Company agrees to assist PFDI, as PFDI may request from time to time, with the provision of certain services to the Funds as they may relate to the investment in the Funds by the Accounts. These services may include, without limitation:

•

the distribution of materials (e.g., prospectuses, supplements, statements of additional information, information statements, periodic reports, and tax-related correspondence) to owners of the Contracts supported by the Accounts;

•	the provision of proxy services, including facilitating distribution of proxy materials to Contract owners, and soliciting, tabulating and reporting voting instructions from Contract owners;
•	the provision of written confirmations and quarterly statements to Contract owners, to the extent required by law;
•	the provision of various reports for the Fund as reasonably requested by the Fund and as agreed to by the Company, including any intended for submission to the Funds’ Board of Directors;
•	the provision of non-sales related communication support services to Contract owners with respect to inquiries about the Funds;
•	the aggregation of purchase and redemption orders of each Account for shares of the Fund in which the Account invests;
•

the disbursement to or the crediting to the benefit of Contract owners all proceeds of redemptions of shares of the Funds in relation to Contract owner requests to redeem their Contract value and processing all dividends and other distributions invested in shares of the Funds;

•	assistance in resolution of pricing errors;
•	maintaining records for each Contract owner and maintaining an omnibus account with each Fund on behalf of Contract owners;
•	maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing services to Contract owners; and
•	the provision of other services as may be agreed upon from time to time.

The Other Fee will be payable quarterly. At the end of each calendar quarter, the Company will rely on PFDI to compute the amount payable on the basis set forth using PFDI books and records. PFDI will provide Company with a summary statement showing its calculation of the amount payable for such quarter, including the total billable assets based on a quarterly average and billable rate by fund name, share class and CUSIP, in a Microsoft Excel or another mutually acceptable file. PFDI will remit payment by wire within 30 business days following each quarter end.

Company may dispute in writing the calculation for up to 90 days after payment is received by Company. The parties agree to work together to resolve such disputes.

Exhibit 1

PRINCIPAL MANAGEMENT CORPORATION

NAV ERROR CORRECTION PROCEDURES

NAV Error Identification

If an NAV error is less than $.01 per share on a given day, it is immaterial and no corrective action is necessary. If the error equals or exceeds $.01 per share, then it is considered material and corrective action must be taken. The procedure for analyzing the per share impact of an error will be to divide the amount of error by shares outstanding on each day the error exists. The analysis to determine if an error is material is completed on the day the error is discovered. If there are multiple errors on any day, the cumulative effect of all errors on that day is used to determine materiality. Once corrective action is taken to resolve an error, the effect of the error is not used in subsequent error determinations.

NAV Error Resolution/Correction

Once an error is determined to equal or exceed $.01 per share, a second decision point must be analyzed to determine the appropriate corrective action. If the difference in NAV is less than 0.5% of the corrected NAV, then the fund must be made whole, but individual transactions do not need to be reprocessed. Alternatively, Principal Global Investors, LLC (“PGI”) may determine to reprocess all or a portion of the shareholder transactions on which the error had an impact. The payment for making the fund whole will be based on net shareholder transactions on each day the error exists.

If the difference in NAV equals or exceeds 0.5% of the corrected NAV, then the fund must be made whole. Individual subscription transactions must be reprocessed when the NAV is overstated, and individual redemption transactions must be reprocessed when the NAV is understated. However, if the dollar amount per shareholder is equal to or less than $10, then that transaction need not be reprocessed. Alternatively, additional individual transactions may be reprocessed.

Procedure

Principal Global Investors, LLC’s Fund Accounting (“PGI Fund Accounting”) group will review each NAV error on a case-by-case basis and apply the methodology discussed above. A file will be maintained that contains all of the information and decisions made regarding each NAV error occurrence. A summary of NAV errors is reviewed at least annually by the Audit Committee of the Fund Board of Directors.

If a NAV error equals or exceeds $0.01 and requires reprocessing of shareholder transactions, PGI Fund Accounting will promptly notify the PGI Funds’ Valuation Committee and Audit Committee members of the Board of Directors within 5 business days to meet the prompt notification requirement in Rule 2a-5. PGI must complete its materiality assessment promptly, and once the materiality has been determined, PGI must notify the Board within five business days. However, if PGI has not been able to determine materiality after 20 business days of becoming aware of the relevant matter, PGI must notify the Board of PGI’s ongoing evaluation of the matter within the five-business day prompt reporting period.